EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT, made as of the first day of April, 1995, by and between PENNSYLVANIA MANUFACTURERS CORPORATION, a Pennsylvania corporation, whose principal office is located at Blue Bell, Pennsylvania, (hereinafter "PMC") and FREDERICK W. ANTON, III, of Philadelphia, Pennsylvania (hereinafter "Anton") to set forth the terms and conditions upon which PMC shall continue to employ Anton.

     1. The Employment Term.

     During the period beginning April 1, 1995 and ending March 31, 2000, (hereinafter "Employment Term") PMC shall continue to employ Anton as its chief executive officer and Anton agrees to be so employed. If, at the annual organizational meeting of the Board of Directors of PMC held in l996 and in any subsequent year, Anton is elected as Chairman of the Board of PMC, the Employment Term shall be automatically extended for a further period of one year without the need for further action by the Board of Directors or the execution of a formal amendment to this Agreement.

     2. Duties During the Employment Term.

     During the Employment Term Anton shall serve as the chief executive officer of PMC, and, if elected, shall serve as Chairman of the Board of PMC. Anton shall at all times throughout the Employment Term devote his full time and his best efforts to the business of PMC and its subsidiaries and affiliates.


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     3. Salary During the Employment Term.

     During the Employment Term PMC shall pay Anton on a bi-weekly basis a salary of not less than $700,000 per year. Anton's annual salary may be increased but not decreased by PMC at any time and from time to time. In addition, Anton shall be entitled to receive such bonus compensation, if any, as he may be awarded from time to time by PMC.

     4. Inability to Perform.

     If for any reason during the Employment Term, Anton shall at any time or from time to time be unable to perform the services required of him pursuant to paragraph 2 hereof, he shall nevertheless be entitled to receive the salary payments and other benefits provided by this Agreement until the end of the Employment Term or until the date of his death, whichever first occurs.

     5. Expenses.

     PMC shall pay the ordinary and necessary business expenses incurred by Anton in connection with the performance of his duties on behalf of PMC.

     6. Restrictive Covenant.

     Anton shall not during the Employment Term, directly or indirectly, either as principal, agent, stockholder, or in any other capacity, engage in or have a material financial interest in any business which competes with the business of PMC as then conducted.


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     7. Death.

     If Anton shall die during the Employment Term, PMC shall in each year thereafter for a period of 10 years pay each of Frederick W. Anton IV and Sara Daniels Anton (individually for this Paragraph "Beneficiary" and collectively "Beneficiaries"), the natural children of Anton, 60% of Anton's annual salary on the date of his death payable on the first day of each calendar quarter, but if either or both Beneficiaries shall die during the 10 year term, the amount to which he or she would otherwise be entitled shall be paid to his or her surviving children, if any, in equal shares; if there is no child or children of a deceased Beneficiary, then the payments shall instead be made to the surviving Beneficiary, and if he or she dies, then to the surviving child or children of such surviving Beneficiary in equal shares; upon the death of both Beneficiaries without surviving children, no further payments will be due to be paid by PMC.

     8. Retirement.

     Anton may elect to retire from full time employment by PMC at any time after April 1, 1996, and the Employment Term shall thereupon terminate on the date his retirement becomes effective. Beginning on the date of his retirement and continuing throughout Anton's lifetime PMC shall pay to Anton monthly five percent (5%) of his annual salary on the date of his retirement. If, during Anton's retirement and prior to his death, the total payments made to Anton by PMC pursuant to this paragraph are less than 60% of Anton's annual salary at retirement multiplied by 15, the difference expressed in dollars shall be divided equally between each of Frederick W. Anton IV and Sara Daniels Anton (individually for this Paragraph "Beneficiary" and collectively "Beneficiaries"), the natural children of Anton, and the amount so determined shall be paid to the Beneficiaries who survive Anton one year after the


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date of Anton's death, but if either of both Beneficiaries shall die before
Anton or within six months following the date of Anton's death, the amount to which he or she would otherwise be entitled shall be paid to his or her surviving children, if any, in equal shares; if there is no child or children of a Beneficiary who died before Anton or within six months following the date of Anton's death, then payment shall instead be made to the surviving Beneficiary, but if he or she also dies before Anton or within six months following the date of Anton's death, then to the surviving child or children of such surviving Beneficiary in equal shares; upon the death of both Beneficiaries before Anton's death or within six months following the date of Anton's death without surviving children, no payment will be due to be paid by PMC.

     At the time of his retirement, Anton shall have the right, if he elects, to require PMC to purchase a fully-paid annuity or its equivalent issued by an insurance company which is then accorded A. M. Best and Company's financial rating of 'A' or better, which annuity shall provide all necessary funds for the retirement payments to be made pursuant to this Paragraph 8. The purchase of such annuity shall not in any way terminate the obligation of PMC to make the retirement payments required to be made pursuant to this Paragraph 8.

     9. Employee Benefit Plans.

     No provision of this Agreement shall in any way abrogate or impair any rights or privileges of Anton as an employee of PMC under any qualified or unqualified retirement, pension, profit sharing, disability life insurance, hospitalization or other employee plan or plans which are now in effect or which may hereafter be adopted by PMC. Any payment made by PMC pursuant to Paragraph 4 hereof or any retirement payments made pursuant to Paragraph 8 of this Agreement shall be in addition to, and not in lieu of, all benefits which Anton is or will be entitled to receive under PMC's Pension Plan and any supplementary


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retirement plan as well as any other qualified or unqualified benefit plan or plans which presently are or hereafter become available to PMC employees.

     10. Provision for Life insurance.

     In accordance with the terms of Anton's Employment Agreement with PMC dated May 1, 1991, PMC and the trustee named by Anton (the "trustee") has secured from The Manufacturers Life Insurance Company of Toronto, Canada (the "Insurer"), a life insurance policy in the face amount of $1,000,000 on the life on Anton. In furtherance thereof, the trustee has entered into a split-Dollar Life Insurance Agreement with PMC (the "Split-Dollar Agreement") which requires PMC to pay the annual premiums due on such policy throughout Anton's lifetime and which provides for the eventual recovery by PMC of its interest in the policy, which is as follows:

          (a) if the Policy matures as a death claim, PMC shall receive an amount equal to the total premiums paid by PMC during Anton's lifetime less an amount equal to that portion of the premiums paid by PMC during Anton's lifetime which conferred an economic benefit upon Anton which shall be determined by the use of the lesser of (i) the one-year term life insurance rates published by the Insurer or (ii) the uniform One-Year Term Premiums Table published by the U. S. Treasury Department known as the "P.S. 58 cost"; and

          (b) if the Policy is surrendered, PMC shall receive an amount equal to the lesser of (i) the total cash surrender value of the Policy or (ii) the cumulative total of the premiums on the Policy that PMC has paid less an amount equal to that portion of the premiums paid by PMC during Anton's lifetime which conferred an economic benefit upon Anton which shall be determined by the use of the


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     lesser of (A) the one-year term life insurance rates published by the
     Insurer or (B) the Uniform One-Year Term Premiums Table published by the U.S. Treasury Department known as the "P.S. 58 cost".

     The trustee and PMC have entered into a Collateral Assignment Agreement with respect to the Policy in order to secure PMC's interest in the Policy.

     The rights and undertakings of PMC and Anton in connection with the Split-Dollar Agreement and related documentation, as originally set forth in the Employment Agreement between PMC and Anton dated May 1, 1991, shall continue in full force and effect.

     11. Contested Benefits.

     If, for any reason, PMC shall fail to make any payment required to be made pursuant to this Agreement, and Anton shall be required to bring one or more actions at law or in equity against PMC, and/or its successors and assigns, to enforce his rights under this Agreement, Anton shall be entitled to recover from PMC his reasonable attorney's fees and expenses incurred in connection with such action or actions.

     12. No Third Party Rights.

     This Agreement may be amended from time to time hereafter by the joint agreement of PMC and Anton without the consent or approval of any other person or entity. Such amendment or amendments may, among other things, change the persons to whom monies are to be paid or the amount to be paid to any person or the time for the making of any payment except that no change may be made in respect of the irrevocable trust treated under Paragraph 10 hereof. This Agreement shall not create in any person who is not a party a vested right to receive monies unless the terms of this Agreement shall remain in full force


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and effect at the time when a determination is required to be made concerning a payment or payments hereunder to a person who is not a party.

     13. Successors and Assigns of PMC.

     This Agreement shall inure to the benefit of and be binding upon PMC, its successors and assigns, and shall supersede and replace the Employment Agreement between PMC and Anton dated as of April 1, 1993, as amended by an Amendment and Supplement dated as of April 1, 1994, except that the provisions of Paragraph 11 of the Agreement of April 1, 1993 relating to Split-Dollar Insurance shall continue in full force and effect as provided in Paragraph 10 hereof.

     IN WITNESS WHEREOF, PMC and Anton have executed this Agreement as of the day and year first above written.


                                         PENNSYLVANIA MANUFACTURERS CORPORATION
ATTEST:


/s/ Robert Pratter                       By /s/ John W. Smithson
-----------------------------               -----------------------------------
         SECRETARY                                    PRESIDENT


                                         /s/ Frederick W. Anton
                                         --------------------------------------
                                                  FREDERICK W. ANTON, III


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